UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2009

NYFIX, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-02292	06-1344888
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Wall Street
New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 525-3000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets

On November 30, 2009, CBR Acquisition Corp. (the “Merger Sub”), a subsidiary of NYSE Technologies, Inc. (“NYSE Technologies”), merged with and into NYFIX, Inc. (“NYFIX”), with NYFIX continuing as the surviving corporation (the “Merger”) in accordance with the Agreement and Plan of Merger, dated as of August 26, 2009, among NYFIX, Merger Sub and NYSE Technologies (the “Merger Agreement”). As a result of the Merger, NYFIX became a wholly owned subsidiary of NYSE Technologies, and shares of NYFIX common stock, which traded under the symbol “NYFX”, have ceased trading on, and are being delisted from, The NASDAQ Capital Market.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of NYFIX common stock was converted into the right to receive $1.675 in cash, without interest (“the Common Stock Merger Consideration”), and each outstanding share of NYFIX Series B voting convertible preferred stock was converted into the right to receive $50.134 in cash, without interest. In addition, (i) each option to purchase shares of NYFIX common stock that was outstanding at the effective time of the Merger was fully vested and cancelled in exchange for the right to receive a cash payment in an amount equal to the product of the number of shares of NYFIX common stock subject to the option and the excess, if any, of the Common Stock Merger Consideration over the applicable option exercise price per share of NYFIX common stock subject to the option; (ii) each warrant to purchase shares of NYFIX common stock that was outstanding immediately prior to the effective time of the Merger was cancelled in exchange for the right to receive a cash payment in an amount equal to the product of the number of shares of NYFIX common stock subject to the warrant and the excess, if any, of the Common Stock Merger Consideration over the exercise price per share of NYFIX common stock subject to the warrant; and (iii) each restricted stock unit denominated in shares of NYFIX common stock that was outstanding immediately prior to the effective time of the Merger was vested and cancelled and converted into the right to receive the Common Stock Merger Consideration. The Merger is valued at approximately $144 million.

The description of the Merger contained in this Item 2.01 does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference to Exhibit 2.1 of NYFIX’s Current Report on Form 8-K as filed with the Securities and Exchange Commission (the “SEC”) on August 27, 2009.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 30, 2009, at NYFIX’s request and in connection with the Merger, The NASDAQ Capital Market filed a Notification of Removal From Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on Form 25 to notify the SEC that NYFIX’s common stock, par value $0.001 per share, was deregistered under Section 12(b) of the Exchange Act, and delisted from trading on The NASDAQ Capital Market effective prior to the open of trading on December 1, 2009. NYFIX intends to file a Form 15 with the SEC in order to complete the deregistration of NYFIX’s common stock under the Exchange Act.

Item 5.01.	Changes in Control of Registrant.

The disclosure set forth in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon the effective time of the Merger, each of Messrs. Cary J. Davis, P. Howard Edelstein, Lon Gorman, William H. Janeway, Mitchel A. Lenson, Michael J. Passarella, Richard Y. Roberts and Thomas C. Wajnert, who constituted the Board of Directors of NYFIX immediately prior to the Merger, resigned and ceased to be directors of NYFIX. Pursuant to the terms of the Merger Agreement, upon the effective time of the Merger, the directors of Merger Sub immediately prior to the effective time of the Merger became the directors of NYFIX.

In addition, upon the effective time of the Merger, Mr. P. Howard Edelstein, NYFIX’s President and Chief Executive Officer, Mr. Thomas C. Richardson, NYFIX’s Chief Executive Officer of Transaction Services, Mr. Steven Vigliotti, NYFIX’s Chief Financial Officer, Mr. Donald Henderson, NYFIX’s Chief Technology Officer and Ms. Annemarie Tierney, NYFIX’s General Counsel and Corporate Secretary, ceased to be executive officers of NYFIX.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

Upon the effective time of the Merger, pursuant to the Merger Agreement, the articles of incorporation and bylaws of Merger Sub became the articles of incorporation and bylaws of NYFIX. A copy of NYFIX’s articles of incorporation and bylaws are attached hereto as Exhibit 3.1 and Exhibit 3.2, respectively, and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

See the Exhibit Index attached to this Current Report on Form 8-K, which is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYFIX, INC.

Date: November 30, 2009	By:	/S/ ANNEMARIE TIERNEY
Annemarie Tierney General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated August 26, 2009 by and among NYSE Technologies, Inc., CBR Acquisition Corp. and NYFIX, Inc. (incorporated by reference to NYFIX’s Current Report on Form 8-K as filed on August 27, 2009)

3.1	Restated Articles of Incorporation of NYFIX, Inc., effective as of November 30, 2009

3.2	Bylaws of NYFIX, Inc., effective as of November 30, 2009